Beyond Li-ion™

SolidEnergy Systems LLC

35 Cabot Road, Woburn, MA 01801

Yi (Ray) LiuApril 8, 2026
512 Wyoming Avenue

Millburn, NJ

Re:Employment as Chief Financial Officer

Dear Ray:

Welcome to SES! I am pleased to confirm the terms on which you will be employed by SolidEnergy Systems LLC (the “Company”).

1.	Position. You will serve as Chief Financial Officer of the Company, reporting directly to Qichao Hu, CEO. Your duties initially will include but are not limited to financial reporting and compliance, including ensuring compliance with Securities and Exchange Commission (“SEC”), Sarbanes-Oxley and US GAAP reporting standards, investor relations, financial planning, ensuring regulatory adherence and financial integrity in a publicly traded environment. You will also serve as principal financial officer and principal accounting officer of the Company’s parent, SES AI Corporation for purposes of SEC reporting, with such appointment to take effect as of the Start Date (as defined below).

As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. Your office will initially be located at 35 Cabot Road, Woburn, MA 01801.

2.	Starting Date. It is expected that your employment will begin on April 27, 2026 (the “Start Date”).
3.	Base Salary. As an employee of the Company, you will be paid a salary at a rate of $14,423 bi-weekly ($375,000 per annum).
4.	Discretionary Performance Bonus Compensation. During your employment, you may be considered annually for a discretionary performance bonus. Discretionary performance bonus compensation in any year, if any, will be determined based on your performance and that of the Company, relative to milestones to be agreed upon between you and the Company, and otherwise in accordance with a general employee bonus program approved by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of SES AI Corporation. The Discretionary performance bonus cash compensation is expected to be up to 50% of your Base Salary, less applicable taxes and withholdings, pro-rated for your period of service during 2026. This bonus is exclusive to any other deductions and is anticipated to be paid as soon as practicable in 2027 following the Compensation Committee’s review of performance in 2026. Typically, subsequent performance bonuses are disbursed in the first quarter of the year following

Beyond Li-ion™

SolidEnergy Systems LLC

35 Cabot Road, Woburn, MA 01801

their respective performance period.
5.	Equity Compensation. For your first year of service, the Company agrees, subject to requisite approval of the Compensation Committee, to grant you restricted stock units or shares of restricted stock equivalent to $375,000 in value as of the date of grant with such grant to be made pursuant to SES AI Corporation’s standard form Restricted Stock or Restricted Stock Unit Award and with terms of vesting being generally comparable to persons of equivalent rank and seniority in the Company. The terms of this stock award will be set forth in a separate restricted stock award agreement. In the event of any ambiguity between this letter agreement and the restricted stock award agreement, the restricted stock award agreement shall govern.

6.	Benefits; Vacation; Withholding. You will be entitled to participate in health insurance, pension, and other benefits provided to other executives of similar seniority on terms no less favorable than those available to such executives of the Company generally. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company retains the right to change, add, or terminate any particular benefit.

You will be entitled to receive a one-time sign-on bonus of $25,000. Should you leave the Company for any reason within 24 months of the Start Date, you will repay the sign-on bonus to the Company in full within thirty (30) days of the separation date.

You will be entitled to earn vacation in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company, subject to a minimum entitlement of four (4) weeks’ vacation and ten (10) paid holidays per year. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the business needs of the Company and otherwise shall be subject to the policies of the Company, as in effect from time to time.

You understand that the Company will deduct from any payments made to you under this letter agreement or otherwise, any withholding taxes and other deductions as required by law.

7.	At Will Employment:
a.	Your employment with the Company is an “at-will” employment and may be terminated by either party at any time for any reason, with or without cause, without notice and without any further compensation.

b.	Except for any right you may have under applicable law to continue participation in the Company’s group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit

Beyond Li-ion™

SolidEnergy Systems LLC

35 Cabot Road, Woburn, MA 01801

plans based on the date of termination of your employment or the last day of the severance period, whichever occurs later.
c.	Vesting of any restricted shares or share options, which the Company may have granted to you, shall cease immediately upon any termination of your employment with the Company for any reason.
d.	The provisions of this letter agreement shall survive any termination if so provided in this letter agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, your obligations under the Confidentiality, Assignment of Intellectual Property and Noncompetition Agreement, which you will execute as a condition to your employment under this letter agreement.

8.	Clawback. Any amounts paid pursuant to this Agreement shall be subject to recoupment in accordance with SES AI Corporation’s Policy for the Recovery of Erroneously Awarded Compensation or any other clawback or recoupment policy that the Company or any of its affiliates has adopted, adopts in the future, or is otherwise required by law to adopt, whether pursuant to the listing standards of any national securities exchange or association on which SES AI Corporation’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or other applicable law.

9.	Conditions of Employment. You agree that the following items are the conditions of your employment with the Company:
a.	The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of new employees by requiring such employees to complete an Employment Eligibility Form I-9, which is enclosed. Please complete and return it and the appropriate required documents listed on the form. This offer of employment is contingent upon compliance with the Immigration Act of 1986.

b.	Your execution and delivery of the enclosed Employee’s Confidentiality, Assignment of Intellectual Property and Noncompetition Agreement.
c.	Satisfactory completion of reference and background checks.
d.	Successful license application or certification for export control purposes if appropriate.
e.	You agree to keep the existence of this agreement, and the terms of this agreement, highly individual and confidential.

Beyond Li-ion™

SolidEnergy Systems LLC

35 Cabot Road, Woburn, MA 01801

We look forward to your service with the Company and are pleased that you will be working with us.

Sincerely,

Agreed and accepted by:SolidEnergy Systems, LLC

/s/ Ray Liu/s/ Qichao Hu

__________________________________________________________
Yi (Ray) LiuQichao Hu

Date of Acceptance:Chief Executive Officer